Exhibit 99.(p)

Code of Ethics

of

Crossmark Global Investments, Inc.

Crossmark Distributors, Inc.

Crossmark Wealth Management, LLC

Steward Funds, Inc.

Adopted August 28, 2018

Last Revised February 27, 2020

Statement of Policy

The Crossmark Companies include Crossmark Global Investments, Inc., Crossmark Distributors, Inc., and

Crossmark Wealth Management, LLC.

Two of the Crossmark Companies—Crossmark Global Investments, Inc. (Crossmark) and Crossmark Wealth Management, LLC—are investment advisers registered with the U.S. Securities and Exchange Commission (the SEC). As such, each of those companies is required to adopt a code of ethics that meets the requirements set forth in SEC Rule 204A-1, under the Investment Advisers Act of 1940, as amended.

Crossmark also serves as the investment adviser and administrator of the series mutual funds of Steward Funds, Inc. (the Steward Funds). And, Crossmark Distributors, Inc. (Crossmark Distributors) serves as the underwriter and distributor of the Steward Funds.

The Steward Funds are management investment companies registered with the SEC. As such, each Fund and each Fund’s investment adviser and principal underwriter and distributor are required to adopt a code of ethics that meets the requirements set forth in SEC Rule 17j-1, sub-paragraph (c), under the Investment Company Act of 1940, as amended (the 1940 Act).

Crossmark Distributors is a broker/dealer registered with the SEC and the Financial Industry Regulatory Authority (FINRA). As such, Crossmark Distributors is required to have written supervisory procedures and supporting policies and procedures that are reasonably designed to ensure compliance with applicable SEC and FINRA rules.

The premises considered, the respective boards of directors and/or managers of each company have adopted this consolidated Code of Ethics (this Code) to set forth standards of conduct required of all persons who undertake the companies’ day-to-day business operations. Accordingly, each director, manager, officer, and employee of any of the Crossmark Companies or the Steward Funds is considered a Covered Person under this Code.

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Standards of Conduct

Each Covered Person is expected to adhere to the highest ethical standards in the performance of his or her day-to-day duties with respect to the business of the Crossmark Companies and the Steward Funds. In addition to the specific requirements set forth below, each Covered Person is expected to:

•	Put the interests of the Steward Funds and all other clients of the Crossmark Companies ahead of his or her own interests and the interests of the Crossmark Companies;

•	Conduct all personal securities transactions consistent with this Code and in such a manner as to avoid any actual, potential, or perceived conflict of interest between or among the Steward Funds, other clients of the Crossmark Companies, the Crossmark Companies themselves, and any Covered Persons, or any abuse of such Covered Person’s position of trust and responsibility;

•	Identify and report actual, potential, and perceived conflicts of interest between or among the Steward Funds, other clients of the Crossmark Companies, the Crossmark Companies themselves, and any Covered Persons;

•	Provide full and fair disclosure of all material facts and risks associated with investment products and services when communicating with intermediaries who might offer such products or services, clients, potential clients, or the public; and

•	Be honest and respectful in all dealings with clients, distributors, vendors, and colleagues.

Any questions, comments, or concerns regarding this Code or concerns that you identify in the course of undertaking your day-to-day duties that relate to the concepts covered by this Code should be brought to the attention of the Chief Compliance Officer or the President of the Crossmark Companies or the Steward Funds, as applicable.1

Acknowledgement

Each Covered Person must acknowledge at least annually that he or she has received, read, and agreed to be bound by and follow this Code and its requirements using the form set forth in Attachment 1, or some substantially similar form as may be accepted by the Chief Compliance Officer.

1 As of the date of the adoption of this Code of Ethics, Jim Coppedge serves as the Chief Compliance Officer of the Crossmark Companies and the Steward Funds, and Michael L. Kern, III, CFA, serves as the President of the Crossmark Companies and the Steward Funds. Thus, throughout this document, references to the Chief Compliance Officer or the President may be construed to mean that of the Crossmark Companies or that of the Steward Funds, as applicable to the given situation.

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Definitions

Following are definitions of certain terms used in this Code:

Access Person means:

(a)	any Covered Person who has access to nonpublic information regarding any clients’ purchase or sale of securities, or nonpublic information regarding the portfolio holdings of any reportable fund (i.e., fund advised by the Crossmark Companies, including any Steward Fund);

(b)	any Covered Person who is involved in making securities recommendations to clients, or who has access to such recommendations that are nonpublic; and

(c)	all directors, managers, and officers of the Crossmark Companies and the Steward Funds.

Automatic Investment Plan means a program in which regular periodic purchases (or withdrawals) are made automatically in (or from) investment accounts in accordance with a predetermined schedule and allocation. This includes, but is not limited to, payroll deduction contributions made to and system withdrawals taken from employer sponsored retirement plan accounts. An Automatic Investment Plan also includes a dividend reinvestment plan.

Beneficial Ownership means having a direct or indirect pecuniary interest in a security and has the same meaning under this Code as it would under Rule 16a-1(a)(2) under Section 16 of the Securities Act of 1934, as amended (the 1934 Act). Beneficial Ownership is presumed where securities are held in the name of a spouse or any other immediate family member sharing the same household. Beneficial Ownership also extends to a general partner’s proportionate interest in securities held by a general or limited partnership, among other financial interests set forth in Rule 16a-1(a)(2).

Covered Security means any security as defined in Section 2(a)(36) of the 1940 Act (a broad definition that includes any interest or instrument commonly known as a security), but excluding Exempt Securities, as defined below.

Exempt Securities means the following:

(a)	direct obligations of the Government of the United States;

(b)	bankers’ acceptances, bank certificates of deposit, commercial paper, repurchase agreements and other high quality short-term debt instruments;

(c)	money market fund shares;

(d)	shares of open-end mutual funds other than (i) the Steward Funds and (ii) exchange traded funds (ETFs); and

(e)	units of a unit investment trust if the unit investment trust is invested exclusively in mutual funds not affiliated with Crossmark.

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Exempt Transaction means the following:

(a)	the purchase or sale of an Exempt Security;

(b)	a purchase resulting from a dividend reinvestment plan;

(c)	a purchase made through an employee stock ownership plan;

(d)	the acquisition of securities by an employee of the issuer through employee stock purchase program or the grant of stock or options to buy stock of the issuer to the employee;

(e)	purchase or sale transactions that are automatically executed by a third party pursuant to an Automatic Investment Plan; and

(f)	purchase or sale transactions initiated by a third party broker, investment adviser, or other fiduciary who has investment discretion over the assets held in an Access Person Account.

Independent Director means a member of the board of directors of Steward Funds, Inc. who is not an interested person as defined in Section 2(a)(19) of the 1940 Act.

Initial Public Offering means an offering of securities registered under the Securities Act of 1933, as amended (the 1933 Act), the issuer of which, immediately before the registration, was not subject to the reporting requirements of Sections 13 or 15(d) of the 1934 Act.

Limited Offering means an offering that is exempt from registration under the 1933 Act pursuant to

Section 4(2) or Section 4(6) or pursuant to Rule 504, Rule 505, or Rule 506 under that 1933 Act.

Personal Securities Account means an account through which investment securities may be held in custody and/or traded (a securities account) that is an account owned by, maintained for the benefit of, or titled to:

(a)	a Covered Person;

(b)	an immediate family member who shares the Covered Person’s household;

(c)	another person who either shares the Covered Person’s household or to whose support the Covered Person materially contributes; and

(d)	any other securities account over which the Covered Person exercises a controlling influence.

A Personal Securities Account does not include an account for which an Covered Person has a Beneficial Ownership interest but over which the Covered Person does not exercise investment discretion or otherwise have any direct or indirect influence or control.

Security on the Restricted List means any Covered Security or any derivative contract based on a Covered Security, the issuer of which Covered Security appears on the Restricted List maintained by Crossmark’s Investment Policy Committee (the IPC).

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Insider Trading

Buying and selling securities while in possession of material non-public information regarding the issuer of such securities or communicating such information to others who may place trades based on such information is a violation of the federal securities laws. This conduct is generally referred to as “insider trading.”

While the law concerning insider trading is not static, it is generally understood to prohibit:

(a)	trading by an insider while in possession of material non-public information regarding an issuer of securities (in the case of an investment adviser the portfolio holdings and planned trading activities for client accounts may be material non-public information);

(b)	trading by any person (whether or not he or she is an insider) while in possession of material non- public information regarding an issuer of securities when the information was disclosed to such person in violation of an insider’s duty to keep it confidential or was otherwise misappropriated;

(c)	communicating material non-public information regarding an issuer of securities to others;

(d)	trading ahead of any reports or recommendations prepared by the Crossmark Companies; and

(e)	trading ahead of client accounts managed by the Crossmark Companies, including but not limited to the Steward Funds.

Who is an Insider? An insider is generally a director, officer, employee, or service provider to an issuer of securities who has access to material non-public information regarding the issuer by virtue of his or her job responsibilities or the function performed for or on behalf of the issuer.

What is Material Information? Material information is any information that would be considered relevant to a reasonable person in the valuation of securities. Any information that impacts the trading or market price of a security upon public disclosure is per se material.

What is Non-public Information? Non-public information is information that is not known to the markets generally. Any information that has been posted on an issuer’s Internet site or is contained in a public press release or social media communication is deemed to be public information.

The Steward Funds. Rule 17j-1(b) under the 1940 Act makes it unlawful for any director, officer or employee or other affiliated person of or principal underwriter for a fund, or any affiliated person of an investment adviser or principal underwriter for the fund, in connection with the purchase or sale, directly or indirectly, by such person of a Security Held or to be Acquired by a fund:

(a)	To employ any device, scheme or artifice to defraud the fund;

(b)	To make to the fund any untrue statement of a material fact or omit to state to the fund a material fact necessary in order to make the statements made, in light of the circumstances under which they are made, not misleading;

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(c)	To engage in any act, practice, or course of business which operates or would operate as a fraud or deceit upon the fund; or

(d)	To engage in any manipulative practice with respect to the fund.

The following standards are applicable to all Covered Persons:

(a)	Covered Persons are specifically prohibited from engaging in insider trading, as that term is described above.

(b)	Covered Persons are specifically prohibited from disclosing information regarding the portfolio holdings of client accounts (including the Steward Funds) except as provided for in applicable portfolio holdings disclosure policies.

(c)	Covered Persons are specifically prohibited from disclosing information regarding planned purchases and sales of securities for client accounts (including the Steward Funds).

(d)	Covered Persons are required to notify the Chief Compliance Officer if they come into the possession of material non-public information regarding any securities issuer.

Maintenance of a Restricted List

In order to avoid any potential insider trading issues, the IPC shall maintain a Restricted List, which will contain a list of securities issuers that are currently under review by the Investments team for possible addition to, deletion from, or reconsideration of exposure within any Steward Fund portfolio, model portfolio, or client account. Recognizing that many of the investment strategies utilized by the Crossmark Companies are index-based and/or use quantitative models, the Restricted List is not required to include the names of all issuers whose securities are included in any Steward Fund portfolio, model portfolio, or client account; rather, the intent of the Restricted List is to capture issuers with respect to which the Investments team is working to develop a proprietary opinion as to intrinsic value.

Short-Term Trading / Holding Period

The Crossmark Companies do not permit Covered Persons to engage in short-term securities trading. Any Covered Security purchased within a Personal Securities Account must be held for at least thirty (30) days before it is sold.

Personal Securities Accounts

Opening a Personal Securities Account. Prior to opening any Personal Securities Account, including an account in which only Exempt Securities are traded, a Covered Person must provide written notice to Crossmark’s Chief Compliance Officer, or his designee, who must approve the opening of the account.

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New Covered Persons. A Covered Person shall provide to the Chief Compliance Officer, or his designee, copies of his or her most recent account statements for any Personal Securities Account within ten (10) days of designation as a Covered Person and as requested thereafter. The Covered Person shall at the time of providing such account statements affirm that the statements reflect the then-current holdings within such accounts or provide a then-current list of the holdings within each account.

Duplicate Statements and Confirmations. For any Personal Securities Account opened or maintained at a broker-dealer, bank or other financial institution, each Covered Person shall be responsible for providing duplicate account statements and confirmations to the Compliance Department. Duplicate account statements and trade confirmations sent directly by a broker-dealer or financial institution should be sent to the following address:

Crossmark Distributors

Attn: Compliance Department

15375 Memorial Drive, Suite 200

Houston, Texas 77079

Duplicate account statements must be provided on issuance for Personal Securities Accounts, and all such statements must be received no later than 30 days after the end of each calendar quarter. Duplicate trade confirmations must be provided upon issuance.

ComplySci Data Feed. If the Compliance Department is able to establish a data feed to receive holdings and trade data within a Personal Securities Account, the Covered Person will not be required to submit any further statements or confirmations in paper form unless requested by the Chief Compliance Officer or his designee.

Account Review to Detect Insider and Short-Term Trading. To detect insider and short-term trading, the Chief Compliance Officer or his designee, will review the trading activity within Personal Securities Accounts.

Pre-Clearance of Securities Trades

A Covered Person shall not initiate the purchase or sale of a Covered Security or buy, sell, or write a derivative contract that relates to a Covered Security without the prior approval of the Chief Compliance Officer or his designee; provided, however, that Exempt Transactions do not need to be pre-cleared so long as the Covered Person provides appropriate documentation to the Chief Compliance Officer of the nature of the Exempt Transaction.

Approval of investments in Initial Public Offerings and Limited Offerings may be delayed if Crossmark is considering investments in the same offerings for client accounts. All requests for approval of investments in Limited Offerings must be accompanied by the offering memorandum describing the intended investment.

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No trades involving a Security on the Restricted List will be approved.

Preclearance Procedure

Prior to the placement of any order, the Covered Person must submit to the Compliance Department a Pre-Approval Trading Form for Personal Securities Accounts (see Attachment 2), including a copy of the applicable offering documents in the case of a Limited Offering. The Chief Compliance Officer or his designee will review each request and may require any additional information deemed necessary to evaluate the request in light of obligations of the Crossmark Companies to their clients (including the Steward Funds).

Unless the Compliance Department has approved the proposed transaction, the Covered Person may not trade in that security. If the transaction is not effected as approved, the Covered Person must seek additional approval for the transaction as modified.

Gifts, Gratuities, and Business Entertainment

The giving or receiving of gifts, gratuities, or other items of value to or from persons doing business or seeking to do business with the Crossmark Companies or the Steward Funds could call into question the independence of your individual judgment or the judgment of the firm and could result in violation of federal, state, or local law. The same concerns exist with respect to business entertainment to the extent that such entertainment becomes lavish or excessive.

Gifts and gratuities may include physical items (including promotional items branded with a company’s brand or a product brand); tickets to artistic, sporting, or social events; or any other thing of value that is given to or received from another person without consideration.

Business entertainment includes meals, artistic, sporting, or social events that are attended by both the host (the person paying for the meal or event) and the guest (the person attending at the expense of the host).

General Policy

Covered Persons should not offer gifts, gratuities, or business entertainment with the intent of influencing the judgment of a recipient or invitee. Similarly, Covered Persons should not accept any gift, gratuity, or invitation to a business entertainment function if such acceptance could reasonably call into question the judgment of such Covered Person. No Covered Person may solicit a gift, gratuity, or business entertainment of any kind, regardless of value.

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Gifts and Gratuities

The following standards are applicable to all Covered Persons:

(a)	Covered Persons may not offer or accept cash or cash equivalents of any value to or from persons doing business or seeking to do business with the Crossmark Companies or the Steward Funds.

(b)	Covered Persons may not offer or accept gifts or gratuities that exceed $100 in value in the aggregate per year to or from the same person or company.

(c)	All gifts and gratuities given or accepted by a Covered Person (other than promotional items branded with a company’s brand or a product brand) must be reported to the Chief Compliance Officer using the Business Gift and Entertainment Log attached to this Code as Attachment 3.

Business Entertainment

Reimbursement of Expenses. All travel and entertainment expenses that are eligible for reimbursement must have a legitimate business purpose and be appropriately documented.

Meals. Business meals are permitted as long as they are not excessive in number or cost. Business dinners generally should not exceed $100 per person.

Cultural, Sporting and Other Events. Entertainment is permitted where (i) the face value of the ticket price does not exceed $100 and (ii) both the giver and the recipient attend the event. If the ticket price exceeds $100, prior approval from the President or the Chief Compliance Officer is required. Sponsorship of any part of a cultural, sporting, or similar event must be approved in advance by the Chief Compliance Officer and the President.

Travel and Lodging Expenses. It is normally expected that travel and lodging expenses incurred for a legitimate business purpose will be paid by a person’s employer. If a Covered Person incurs travel or lodging expenses that are to be paid for by another person or company, such arrangement must be approved in advance by the Chief Compliance Officer and the President.

Car Service. Covered Persons may not accept or offer limousine service, car service, or car rental, except between a permitted business or entertainment event and one’s home, office or other meeting place. Covered Persons may not accept or offer limousine service, car service, or car rental for extended use.

Client Complaints

Covered Persons may not make any payments or other account adjustments to or for the benefit of clients in order to resolve any type of complaint. All complaints must be forwarded to and handled by the Chief Compliance Officer.

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Political Contributions

The Crossmark Companies may be prohibited from doing business with government agencies if Covered Persons have made political contributions to candidates for office who have, or who once-elected will have, control or influence over the selection of investment providers for such agencies. Accordingly, both FINRA and SEC rules require that the firm monitor political contributions made by Covered Persons.

All political contributions in excess of $100 made by Covered Persons must be approved by the Chief Compliance Officer prior to being made using the Political Contribution Pre-Clearance form attached to this Code as Attachment 4. Records of political contributions will be maintained by the Chief Compliance Officer.

These requirements relate solely to the firm’s obligations under applicable laws and regulations. This reporting process is not designed to promote or inhibit any particular political point of view.

Outside Business Activities

Covered Persons who are full-time employees of the Crossmark Companies may not engage in outside business activities without the prior consent of the firm, which consent may be withheld for any reason.

Outside business activities include:

(a)	Serving as a director, officer, or employee of a business not affiliated with the Crossmark Companies, including service in such capacity with a not-for-profit enterprise.

(b)	Maintaining any ownership interest in a firm, other than through the ownership of publicly traded securities, that is engaged in the business of providing investment advice or acting as a broker or dealer of securities.

(c)	Maintaining any ownership interest in a firm, other than through the ownership of publicly traded securities, that is a vendor or service provider to the Crossmark Companies or the Steward Funds.

(d)	Maintaining a portfolio of assets that are made available for lease or rent.

Approved outside business activities may be engaged in subject to the following restrictions:

(a)	The Covered Person is prohibited from implying that he or she is acting on behalf of or as a representative of the Crossmark Companies or the Steward Funds.

(b)	The Covered Person is prohibited from using Crossmark offices, equipment (including telephones and computers), stationery, and e-mail accounts for any purpose not directly related to Crossmark business.

(c)	The Covered Person must ensure that the approved outside activity does not interfere with the performance of his or her responsibilities to the Crossmark Companies and the Steward Funds.

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Approval. Before undertaking any of the activities listed above, a Covered Person must provide to the President information regarding all aspects of the proposed activity. The Covered Person may not undertake such activity until he or she has obtained written approval from the President.

Independent Directors of the Steward Funds

Only certain provisions of this Code apply to the Independent Directors of the Steward Funds. The Independent Directors, as Covered Persons under this Code, are generally subject to the “Standards of Conduct” set forth above but only insofar as such standards relate to their fiduciary duties with respect to the Steward Funds. The Independent Directors are also subject to the “Insider Trading” provisions set forth above, except with respect to the requirement that Covered Persons notify the Chief Compliance Officer if they come into the possession of material non-public information regarding any securities issuer.

Other than the provisions noted above, the Independent Directors are only subject to the provisions of this Code to the extent required by Rule 17j-1 under the 1940 Act. In this respect, the Independent Directors are not subject to the “Personal Securities Accounts” provisions set forth above. However, as required by Rule 17j-1(d)(2)(ii)(B), if an Independent Director knew or, in the ordinary course of fulfilling his or her official duties as an Independent Director, should have known that during the 15-day period immediately before or after the Independent Director’s transaction in a Covered Security, a Steward Fund purchased or sold the Covered Security, or a Steward Fund or Crossmark considered purchasing or selling the Covered Security, then the Independent Director is required to provide, no later than 30 days after the end of the applicable calendar quarter, the quarterly transaction report for any relevant transaction in a Covered Security as required by Rule 17j-1(d)(1)(ii), which may be satisfied by submitting the trade confirmation for such transaction as described in “Duplicate Statements and Confirmations” above.

Sanctions

Reporting Violations

Any Covered Person who becomes aware of a violation of this Code or related policies and procedures must promptly report such violation to the Chief Compliance Officer. The Chief Compliance Officer shall document each violation and any action taken as a result of such violation.

Any potential violation of the provisions of this Code or related policies will be investigated by the Chief Compliance Officer. If a determination is made that a violation has occurred, a sanction may be imposed. Sanctions may include, but are not limited to, one or more of the following: a warning letter, fine, profit surrender, personal trading ban, termination of employment or referral to civil or criminal authorities. Material violations will be reported promptly to the President and the Board of Directors of the Steward Funds.

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Personal Securities Trading Pre-Clearance Violations

If a Covered Person fails to comply with the provisions for pre-clearance of personal securities transactions, one or more of the following sanctions may be imposed as appropriate and in light of the circumstances:

• Verbal violation warning

• Written violation warning

• Disgorgement of any profits derived from unapproved trading activity

• Consideration of termination from employment

Reports to the Board

The Chief Compliance Officer shall make periodic reports, at least annually, to the Board of Directors of the Steward Funds and to the President describing any issues arising under this Code or policies and procedures adopted to ensure compliance with this Code since the date of the last report and actions takin as a result of such issues, and any material changes in the policies and procedures adopted to ensure compliance with this Code. Such reports shall include a statement from the Chief Compliance Officer certifying that the Crossmark Companies and the Steward Funds have adopted procedures reasonably necessary to prevent Access Persons from violating this Code.

Recordkeeping

The Chief Compliance Officer shall maintain the following books and records:

1.	This Code and any related procedures and any code that has been in effect during the past five years shall be maintained in an easily accessible place;

2.	A copy of each written acknowledgement and assurance obtained from a Covered Person in accordance with the requirements of this Code;

3.	A record of any violation of this Code and of any action taken as a result of the violation, to be maintained in an easily accessible place for at least five years after the end of the fiscal year in which the violation occurs;

4.	A copy of each report and request for approval under this Code by a Covered Person, to be maintained for at least five years after the end of the fiscal year in which the report is made, the first two years in an easily accessible place;

5.	A copy of each report made by the Chief Compliance Officer to the Board of Directors of the Steward Funds and to the President, to be maintained for at least five years after the end of the fiscal year in which it is made, the first two years in an easily accessible place; and

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6.	A record of any decision to approve a personal securities trade by a Covered Person, and, with respect to securities in an Initial Public Offering or Limited Offering only, the reasons supporting the decision, to be maintained for at least five years after the end of the fiscal year in which the approval is granted.

Approval Requirements

This Code has been adopted and approved by the Board of Directors of the Steward Funds as, including the Independent Directors, well as the Boards of Directors of each of the Crossmark Companies. Any material changes to this Code shall be subject to approval and adoption by each Board.

Confidentiality

The Chief Compliance Officer will maintain records in a manner to safeguard their confidentiality. Each Covered Person’s records will be accessible only to the Covered Person, the Compliance department, senior officers, and appropriate human resources personnel, and will be made available to the SEC, FINRA, and other regulatory bodies as required.

Attached Administrative Forms

The Administrative Forms attached to this Code are for illustration purposes only. The Chief Compliance Officer may create alternative versions of such forms in ComplySci or other platforms designed to facilitate routing, execution, and recordkeeping.

• Attachment 1 Employee Acknowledgement of Code of Ethics

• Attachment 2 Personal Securities Trade Pre-Clearance Form

• Attachment 3 Business Gift Pre-Clearance Form

• Attachment 4 Political Contribution Pre-Clearance Form

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Attachment 1

Employee Acknowledgement of Code of Ethics

I have received, read and agree to be bound by and follow the Firm’s Code of Ethics. I understand that any questions regarding the Code of Ethics should be directed to the Firm’s Chief Compliance Officer.

Signature	Date

Printed Name

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Attachment 2

Personal Securities Trade Pre-Clearance Form

Please complete the following information for each Covered Security that is the subject of your pre-clearance request. If you are seeking to buy, sell, or write a derivative contract, complete this form with the information regarding the underlying security that is the subject of the proposed contract, then describe the contract below.

Trade Date	Buy / Sell / Derivative	Account Number	Carrying Firm	Security	Ticker Symbol	Number of Shares	Price per Share
06/01/2018	Sell	1234567890	National Financial Services	American Int’l Group, Inc.	AIG	100	$55.00

Is the proposed transaction a derivative contract involving a Covered Security?

Yes ____ No ____ If yes, describe the contract: _________________________________________________________________________

Are you aware of any material non-public information regarding the securities issuer?

Yes ____ No ____ If yes, explain: ____________________________________________________________________________________

Is the security part of an Initial Public Offering or a Limited Offering?

Yes ____ No ____ If yes, you may be required to provide additional documentation as requested by the Chief Compliance Officer.

Are you aware of any proposed transactions in this security to be effected by Crossmark on behalf of any client account(s)?

Yes ____ No ____ If yes, you may be required to provide additional documentation as requested by the Chief Compliance Officer.

Pre-Approval Requested By:	Approved for execution within the next five trading days:

Signature	Chief Compliance Officer

Printed Name	Date of Approval

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Attachment 3

Business Gift and Entertainment Log

Business Gifts and Entertainment during 1st Quarter of 2018 (check one)

I did not receive anything of value from or give anything of value to any person with whom Crossmark has a business relationship or desires to have a business relationship during the period. This includes food, drinks, and entertainment, as well as physical gifts and monetary payments.

I do have reportable business gifts and entertainment events, which were all consistent with the Firm’s policies and are detailed below:

Date	Given or Received	Name of Business Partner	Description of Item or Event	Approximate Value	Steward Fund Business? Y/N
MM/DD/YY	Given	John Doe, Charles Schwab	Paid for lunch	$XX.XX	Y

Signature	Date

Printed Name

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Attachment 4

Crossmark Political Contribution Pre-Clearance

I understand that the Crossmark companies are subject to the pay-to-play rules adopted by the Securities and Exchange Commission and the Financial Industry Regulatory Authority and, in order to comply with those rules, they are required to monitor the political contributions of employees. I understand that Crossmark is not asking me to report political contributions or to make any political contributions in furtherance of any particular political agenda or point of view.

I am requesting approval to make the following contributions:

Date	Amount	Candidate	Office Sought

By initialing here, I certify that I have not made any political contributions that were not approved by the Chief Compliance Officer within the past twenty-four months.

Signature	Date

Printed Name

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